File No. 70-09699

(As filed May 7, 2002)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

(POS AMC)
POST-EFFECTIVE AMENDMENT NO. 11 ON FORM U-1/A
APPLICATION/DECLARATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

KeySpan Corporation
One MetroTech Center
Brooklyn, New York 11201
Northeast Gas Markets LLC
Alberta Northeast Gas Limited
Boundary Gas, Inc.
100 Cummings Center
Suite 457G
Beverly, MA 01915-6132

______________________________________________________________________________

      (Name of companies filing this statement and addresses of principal executive offices)

                              KeySpan Corporation

                  _________________________________________________

                 (Name of top registered holding company parent

                               of each applicant)

                              Steven L. Zelkowitz

                  Executive Vice President and General Counsel

                              KeySpan Corporation

                              One MetroTech Center

                            Brooklyn, New York 11201

______________________________________________________________________________

                    (Name and address of agent for service)

The Commission is also requested to send
copies of any communications in connection with
this matter to:

Kenneth M. Simon, Esq.
Laura V. Szabo, Esq.
Dickstein Shapiro Morin & Oshinsky, LLP 2101 L Street, NW
Washington, D.C. 20037

POST-EFFECTIVE AMENDMENT No. 11 TO

APPLICATION/DECLARATION UNDER

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

         The Securities and Exchange Commission (the "Commission") issued an order under the Public Utility Holding Company Act of 1935 (the "Act") authorizing KeySpan Corporation ("KeySpan") to acquire Eastern Enterprises on November 7, 2000 (Release No. 35-27271), as corrected by the order issued on December 1, 2000 (collectively, the "Merger Order"). The merger was consummated on November 8, 2000. On that same day, the Commission authorized various external and intrasystem financing transactions and approved of KeySpan's service companies and other intrasystem transactions (Release No. 35-27272) ("Financing Order").

         In the Financing Order, the Commission granted a twelve (12) month interim exemption from the cost standards of rules 90 and 911 for Northeast Gas Markets LLC's ("NEGM") provision of contract administrative services to two non-utility affiliate companies, Alberta Northeast Gas Limited ("ANE") and Boundary Gas, Inc. ("BGI"). On June 28, 2001, KeySpan and NEGM timely filed the requisite post-effective amendment to justify the exemption from these cost standards ("June Filing").2 On November 8, 2001, the date that the interim exemption was set to expire, the Commission granted KeySpan and NEGM's request for a six (6) month extension (i.e., from November 8, 2001 to May 8, 2001) of the interim exemption from the cost standards with respect to NEGM's provision of contract administrative services to ANE and BGI as described in the June Filing because the Commission has not yet had an opportunity to act on the June Filing. The second extension period will expire on May 8, 2002 and the Commission has not yet had the opportunity to act on the June Filing. Accordingly, KeySpan and NEGM request an extension from May 8, 2002 to January 15, 2003 (an approximately eight (8) month extension) of the interim exemption from the cost standards with respect to NEGM’s provision of contract administrative services to ANE and BGI as described in the June Filing.3 KeySpan and NEGM further request that the Commission issue an order granting the extension by May 8, 2002, so that NEGM has the appropriate exemption to continue the arrangements described in the June Filing until the Commission acts on that matter.

         The estimated fees, commissions and expenses in connection with the proposed request are approximately $1,000 which are comprised of legal fees.

118 C.F.R. §§250.90, 250.91.
2Specifically, KeySpan and NEGM filed post-effective amendment No. 7 in File No. 70-09699.
3The current contract between NEGM and Boundary is set to expire on January 15, 2003, however, the ANE contract will be in effect until 2006.
         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                        KEYSPAN CORPORATION

                                        ____________/s/ _______________
                                        Steven Zelkowitz
                                        Executive Vice President and General
                                        Counsel

2